Exhibit (i)

[On Chapman and Cutler LLP letterhead]

December 26, 2018

Innovator ETFs Trust

120 North Hale Street, Suite 200

Wheaton, Illinois 60187

Re:	Innovator ETFs Trust

Ladies and Gentlemen:

We have acted as counsel to the Innovator ETFs Trust, a Delaware statutory trust (the “Trust”), with respect to the filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 187 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. The Trust filed the Amendment on or about December 26, 2018 in order to register shares (the “Shares”) of beneficial interest of Innovator S&P 500 Buffer ETF – January, Innovator S&P 500 Power Buffer ETF – January and Innovator S&P 500 Ultra Buffer ETF – January, each a series of the Trust (the “Funds”). The Amendment seeks to register an unlimited number of Shares.

We have examined the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”); its By-Laws (“By-laws”); resolutions of the Trust’s Board of Trustees adopted on December 17, 2018; and such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the Delaware Statutory Trust Act and the federal securities laws of the United States of America governing the issuance of shares of the Fund and does not extend to the securities or “blue sky” laws of the State of Delaware or other States or to other Federal securities or other laws.

We have assumed the following for purposes of this opinion:

1.

The Fund’s Shares will be issued in accordance with the Trust’s Declaration of Trust and By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of Shares.

December 26, 2018

2.	The Fund’s Shares will be issued against consideration therefor as described in the Trust’s prospectus relating thereto.

This opinion relates solely to the registration of Shares of the Fund and not to the registration of any other series or classes of the Trust that have previously been registered.

Based upon the foregoing, it is our opinion that, upon the effectiveness of the Amendment, the Shares of beneficial interest of the Fund, when issued upon the terms and for the consideration described in the Amendment, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 187.

Respectfully submitted,

Chapman and Cutler LLP